Exhibit 16.1

December 3, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K of Clearday, Inc. (formerly known as Superconductor Technologies Inc.)., dated December 3, 2021. We agree with the statements made in the first, second, third, fourth, fifth and seventh paragraphs of Item 4.01 of such Form 8-K.

Yours truly,

Friedman LLP